SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 8, 2005

RONCO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27471	84-1148206
(Commission File Number)	(IRS Employer Identification Number)

21344 Superior Street, Chatsworth, CA 91311
(Address of Principal Executive Offices)

Registrant’s telephone number (818) 775-4602

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Paul Kabashima was appointed as our Chief Operating Officer on November 8, 2005. Mr. Kabashima is 61 years old. From 1990 to 2005, Mr. Kabashima was employed by Mitsui & Co., (U.S.A.), Inc., the largest wholly owned subsidiary of Mitsui & Co. Ltd. Japan, a diversified global trading, investment and service enterprise. Mr. Kabashima served in several capacities at Mitsui U.S.A., including Business Coordinator, Administrative Manager, Senior Manager, Accounting and Administration and Deputy General Manager and was responsible for corporate and board of directors’ governance, human resource practices, accounting practices and information technology.  Mr. Kabashima also served as a primary liaison with outside business and community contacts and organizations. Since 1997, Mr. Kabashima has been a director and member of the Executive Compensation Committee of Hannibal Industries, Inc. a privately owned fabricator of industrial tubing and warehouse storage racks.

We have not yet signed a formal employment agreement with Mr. Kabashima, however, we have agreed to pay Mr. Kabashima a base salary of $200,000 per year over a four year term with annual salary adjustments and/or bonuses as determined by the Compensation Committee of the Board of Directors. Mr. Kabashima will also participate in our employee benefit plans and will receive an expense allowance of $700 per month to partially defray certain travel costs. The Board of Directors has agreed to grant to Mr. Kabashima an option under our 2005 Stock Incentive Plan to acquire an aggregate of 100,000 shares of common stock, of which 25,000 will vest immediately when granted and the remaining 75,000 shares will vest at a rate of 25,000 per year beginning on November 8, 2006. The options will be exercisable for a period of 10 years from the date of issuance, at an exercise price equal to the fair market value on the date of grant. The Board has not yet granted the option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RONCO CORPORATION

Date: December 1, 2005	By: /s/ Evan J. Warshawsky
Evan J. Warshawsky Chief Financial Officer, Vice-President and Secretary